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                                                                      EXHIBIT 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements of Unocal Corporation, Registration Statements on Form S-3 (Nos. 33-63719 and 333-58415-01) and Registration Statements on Form S-8 (Nos. 33-43231, 33-43232, 33-65461, 333-09685, 333-25039, 333-36987 and 333-62199) of our report dated February 12, 1999, except as to note 27, which is as of March 10, 1999, on our audits of the consolidated financial statements and financial statement schedule of Unocal Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP
Los Angeles, California
March 15, 1999